Exhibit 99

Allstate Reports 2007 Third Quarter Results

Performance on Track in Competitive Environment; 2007 Outlook Reaffirmed

NORTHBROOK, Ill., October 17, 2007 – The Allstate Corporation (NYSE: ALL) today reported for the third quarter of 2007:

Consolidated Highlights

	Three Months Ended September 30,
	Est.		Change
($ in millions, except per share amounts and ratios)	2007	2006	$	%
Consolidated revenues	$8,992	$8,738	$254	2.9
Net income	978	1,158	(180)	(15.5)
Net income per diluted share	1.70	1.83	(0.13)	(7.1)
Operating income*	893	1,191	(298)	(25.0)
Operating income per diluted share*	1.54	1.88	(0.34)	(18.1)
Return on equity	23.2	23.2	—	— pts.
Operating income return on equity*	21.2	25.4	—	(4.2) pts.
Book value per share	37.45	35.08	2.37	6.8
Book value per share, excluding the impact of unrealized net capital gains on fixed income securities*	36.71	33.46	3.25	9.7
Catastrophe losses	343	169	174	103.0
Property-Liability combined ratio	91.0	84.1	—	6.9 pts.
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates*	86.0	84.3	—	1.7 pts.

“Our consumer-focused strategy delivered solid results in a competitive environment,” said Thomas J. Wilson, president and chief executive officer of The Allstate Corporation. “We continued to successfully rollout our innovative and expanded Your Choice products while focusing on operational excellence. Our investment team also delivered exceptional performance in a volatile market.”

Net income for the third quarter of 2007 was $978 million, down 15.5% from the third quarter of 2006 due primarily to higher catastrophe losses and the absence of favorable prior year reserve reestimates. Net income per diluted share was $1.70, down 7.1% from the prior year quarter.  The difference between net income and net income per diluted share change from prior year quarter reflects the results of the company’s stock repurchase program. For the first nine months of 2007, net income was $3.88 billion, an increase of approximately $100 million over the same period in the prior year. Return on shareholder equity was 23.2% for the twelve months ended September 30, 2007.

Allstate Property-Liability margins were on pace with expectations for the full year 2007, with a combined ratio excluding catastrophe losses and prior year reserve reestimates of 86.0 and 84.7 for the quarter and nine months ended September 30, 2007, respectively.

*Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Allstate Financial operating income was $147 million for the quarter and $457 million for the nine months ended September 30, 2007. The business remains committed to improving overall returns by increasing returns on new business, sustaining focus on operational excellence and continuing to leverage diversification benefits of the enterprise.

The company’s combined investment portfolios generated net investment income of $1.60 billion for the quarter, up 3.2% over the prior year quarter, and $121 million in realized capital gains in the quarter. For the nine months ended September 30, 2007, combined portfolio net investment income was $4.81 billion and realized capital gains were $1.14 billion.

Consumer Focus

“Allstate’s strategy to attract and retain high lifetime value customers by offering innovative consumer-focused products is enabling us to succeed in the market while improving the strength of our brand,” Wilson said.

Allstate® Your Choice Auto Insurance (YCA) continued to add more than 100,000 customers per month in the third quarter, bringing the total YCA policies sold since inception to 2.8 million. With the introduction of YCA in Florida and Hawaii in the third quarter, the product is now available in 45 states and Washington D.C. representing 83% of American households. Allstate® Your Choice Home, our unique homeowners insurance product, is now available in 13 states. Our product offering for higher risk drivers, Allstate BlueSM, is now available in 11 states and early production shows strong results.

Operational Excellence

“Our consumer-focused strategy combined with disciplined pricing and expense management drove excellent returns.” Wilson said. Allstate’s Property-Liability combined ratio, excluding the effects of catastrophes and prior year reserve reestimates, for the first nine months of 2007 is comfortably within the outlook the company provided at the beginning of the year.

Allstate Financial is improving new business returns, particularly on its fixed annuity business. The focus on returns continues to impact deposits, which were down for the quarter compared to the prior year quarter, but provides a foundation that will be used to support the introduction of innovative consumer-driven products in 2008.

“Our investments team had exceptional results in a difficult market environment, reflecting disciplined and analytical investment strategies,” Wilson said.

Investment grade securities backed by sub-prime residential mortgages, Alt-A and asset-backed collateralized debt obligations represented less than five percent of the company’s $121.13 billion combined investment portfolios. The fair value of Allstate’s holdings in these securities declined by $304 million, or 5%, in the quarter. The company’s fixed income portfolio was well positioned for the quarter’s decline in interest rates and widening of credit spreads, yielding net fixed income portfolio unrealized gains comparable to the prior quarter.

Capital Management

“To ensure that we remain in a financially strong position for our 17 million customer households, we continue to mitigate exposure to mega-catastrophes in high-risk geographic areas,” Wilson added. “We are thankful that our customers have been spared major hurricanes so far in 2007, but we remain concerned that not enough is being done to find a better way for our country to manage mega-catastrophes, as suggested by ProtectingAmerica.org.”

Allstate repurchased $773 million of outstanding common stock during the third quarter, representing 14.4 million shares, including shares acquired from the completion of the accelerated stock repurchase agreement initiated in the second quarter. As of September 30, 2007, $820 million remained under the current $4.00 billion repurchase program.

People

“Underlying Allstate’s solid results for the quarter is an outstanding team of Allstate employees and distribution partners,” Wilson said. During the course of the third quarter, Allstate was recognized as one of Working Mother magazine’s 100 Best Companies, Latina Style magazine’s Top 50 Companies for Latinas to Work, and Hispanic Business magazine’s Diversity Elite 60.

Allstate continues to benefit from strong senior leadership with the appointment of Michele Coleman Mayes as senior vice president and general counsel, replacing Michael “Mick” McCabe who will retire as general counsel at year-end after 36 years of successful service.

Outlook

“We are reaffirming our previous outlook that the Property-Liability combined ratio, excluding the effect of catastrophes and prior year reserve reestimates, will be within the range of 84.0 to 86.0 for 2007,” Wilson concluded.

BUSINESS HIGHLIGHTS

($ in millions)	Three months ended September 30,			Nine months ended September 30,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Property-Liability
Premiums written	$7,075	$7,123	(0.7)	$20,623	$20,922	(1.4)
Underwriting income	617	1,078	(42.8)	2,508	3,519	(28.7)
Net income	935	1,045	(10.5)	3,514	3,530	(0.5)
Combined Ratio	91.0	84.1	6.9 pts	87.7	82.9	4.8 pts

Allstate Financial
Premiums and deposits	$2,302	$2,531	(9.0)	$7,817	$9,435	(17.1)
Operating income	147	148	(0.7)	457	452	1.1
Net income	70	135	(48.1)	434	316	37.3

Investments
Net investment income	$1,603	$1,554	3.2	$4,808	$4,613	4.2
Realized capital gains and losses	121	(61)	—	1,137	90	—

Property-Liability

•                  Property-Liability premiums written* declined 0.7% from the third quarter of 2006, as growth in standard auto was more than offset by a decline in homeowners due to catastrophe management actions including the increased cost of the catastrophe reinsurance program. The cost of the catastrophe reinsurance program was $227 million in the third quarter of 2007 compared to $211 million in the third quarter of last year. Excluding the cost of the catastrophe reinsurance program, premiums written decreased 0.4%.

•                  Allstate brand standard auto premiums written grew 2.3% in the third quarter of 2007 compared to the prior year quarter. Contributing to the overall change were the following:

•                  1.3% increase in policies in force (“PIF”)

•                  0.7 point decline in the renewal ratio to 89.4%

•                  1.0% increase in six month average premium to $423. Average premium is calculated using premiums written before reinsurance

•                  4.8% decrease in new issued applications

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Hurricane Exposure States(1)	251	270	(7.0)	772	790	(2.3)
California	77	76	1.3	238	238	—
All other states	153	159	(3.8)	476	470	1.3
Standard auto new issued applications	481	505	(4.8)	1,486	1,498	(0.8)

(1)  Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington D.C.

•                  Allstate brand homeowners premiums written declined 2.8% in the third quarter of 2007, compared to the prior year quarter, due to our catastrophe risk management actions. Excluding the cost of the catastrophe reinsurance program, Allstate brand homeowners premiums written decreased 1.5% in the third quarter of 2007 when compared to the prior year quarter. Contributing to the overall change were the following:

•                  2.7% decrease in PIF

•                  1.1 point decline in the renewal ratio to 86.3%

•                  1.6% increase in twelve month average premium to $846. Average premium is calculated using premiums written before reinsurance

•                  22.7% decrease in new issued applications.

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Hurricane Exposure States(1)	97	126	(23.0)	295	367	(19.6)
California	3	13	(76.9)	25	43	(41.9)
All other states	101	121	(16.5)	312	353	(11.6)
Homeowners new issued applications	201	260	(22.7)	632	763	(17.2)

(1)  Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington D.C.

•                  Standard auto property damage and bodily injury gross claim frequencies increased 4.8% and 0.1%, respectively, compared to the third quarter of 2006. Auto property damage and bodily injury paid severities increased 2.8% and 7.3%, respectively. The Allstate brand standard auto loss ratio increased 5.9 points compared to the third quarter of last year to 65.8 in the third quarter of 2007, due to lower favorable reserve reestimates, higher frequencies and higher current year severities.

•                  Homeowner gross claim frequency excluding catastrophes increased 5.4% compared to the third quarter of 2006. Homeowners severity excluding catastrophes increased 11.8% compared to the third quarter of 2006. The Allstate brand homeowners loss ratio increased 18.6 points to 68.4 in the third quarter of 2007, due to higher catastrophes, current year severity and frequency.

•                  Property-Liability prior year reserve reestimates for the quarter were an unfavorable $52 million, compared to favorable prior year reserve reestimates of $221 million in the third quarter of 2006. Favorable Allstate Protection non-catastrophe prior year reserve reestimates totaling $74 million, resulting primarily from auto claim severity development that was better than anticipated in previous estimates, were offset by unfavorable prior year reserve reestimates related to catastrophes totaling $57 million, as discussed below, and unfavorable prior year reserve reestimates for Discontinued Lines and Coverages totaling $69 million. For further information, see the Discontinued Lines and Coverages Reserves section.

•                  Catastrophe losses for the quarter totaled $343 million, compared to $169 million in the third quarter of 2006. Catastrophe losses, excluding prior year reserve reestimates, were $286 million in the quarter compared to $205 million in the third quarter of 2006, impacting the combined ratio by 4.2 points in the quarter and 3.0 points in the third quarter of 2006. Unfavorable reserve reestimates related to catastrophes from prior years totaled $57 million in the quarter compared to favorable reserve reestimates in the third quarter of 2006 totaling $36 million. The prior year reserve reestimates in the current quarter were primarily attributable to increased claim expense reserves for 2005 events.

•                  Underwriting income* was $617 million during the third quarter of 2007 compared to $1.08 billion in the same period of 2006. The decrease was due to unfavorable prior year reserve reestimates, higher catastrophe losses, increases in auto and homeowners claim frequency excluding catastrophes, and higher current year claim severity.

•                  The Property-Liability combined ratio was impacted by catastrophe losses and prior year reserve reestimates. The impacts for the three months and nine months ended September 30 are shown in the table below.

	Three months ended September 30,		Nine months ended September 30,
	Est. 2007	2006	Est. 2007	2006
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates*	86.0	84.3	84.7	83.0
Effect of catastrophe losses	5.0	2.5	4.6	2.6
Effect of prior year reserve reestimates	0.8	(3.2)	(1.1)	(3.8)
Catastrophe losses included in prior year reserve reestimates	(0.8)	0.5	(0.5)	1.1
Combined ratio (GAAP)	91.0	84.1	87.7	82.9

Allstate Financial

•                  Deferred fixed annuity deposits in the third quarter of 2007 were $996 million (including indexed annuities), a decrease of 43.8% from the prior year quarter but 20.3% above the second quarter of 2007. The decrease compared to the prior year quarter is indicative of lower industry-wide fixed annuity sales and our strategy to raise new business returns on capital for these products.

•                  Deposits on institutional products during the third quarter of 2007 were $500 million compared to no deposits in the third quarter of 2006. Sales of our institutional products vary from period to period based on management’s assessment of market conditions.

•                  Net income for the third quarter of 2007 was $70 million, a decrease of $65 million compared to the prior year quarter, due to higher realized capital losses.

•                  Operating income of $147 million in the third quarter of 2007 was comparable to $148 million reported in the 2006 third quarter.

•                  Dividends of $85 million were paid by Allstate Life Insurance Company (“ALIC”) to its parent, Allstate Insurance Company (“AIC”) in the third quarter of 2007. ALIC expects to pay dividends of approximately $240 million during the fourth quarter of 2007, and may seek regulatory approval for additional dividends. These dividends complement other proactive efforts to improve Allstate Financial’s returns.

Investments

•                  Net investment income and realized capital gains for the third quarter of 2007 reflect the benefits of an ongoing strategic asset allocation process and a disciplined and analytical approach to investing.

•                  Allstate’s investment portfolios totaled $121.13 billion as of September 30, 2007, a decline of $1.14 billion from the second quarter of 2007 primarily due to lower funds associated with securities lending and securities sold with the agreement to repurchase. Total unrealized gains and losses for the fixed income portfolio were $1.11 billion as of September 30, 2007, including $280 million of unrealized losses on our sub-prime residential mortgage-backed securities and asset-backed collateralized debt obligations, compared to total unrealized gains and losses for the fixed income portfolio of $1.04 billion as of June 30, 2007. For further information on our sub-prime residential mortgage loan portfolio, see the Residential Mortgage-Backed Securities section.

•                  Property-Liability net investment income increased 4.2% to $474 million, compared to the prior year quarter. Property-Liability benefited from increased portfolio yields and increased partnership income when compared to the same period in the prior year. Property-Liability net investment income decreased by 8.3% when compared to the second quarter of 2007 due to a lower level of partnership income recorded in the current quarter.

•                  Allstate Financial net investment income rose 2.2% to $1.09 billion, compared to the prior year quarter. Allstate Financial benefited from increased partnership income and increased portfolio yields, including a favorable impact related to floating rate instruments.

•                  Alternative investments primarily are limited partnership investments that have exposure to private equity, real estate and hedge funds. These now comprise approximately $2.25 billion of total invested assets or 1.9% of the portfolio, an increase of 38.6% since December 31, 2006. Additionally, at September 30, 2007, we have commitments to invest in additional limited partnership investments totaling $1.58 billion.

•                  Net realized capital gains were $121 million on a pre-tax basis for the quarter, primarily due to $195 million of net gains related to dispositions, including $226 million of gains related to our continuing tactical reallocation of equity securities in the Property-Liability portfolio, and $48 million of net gains related to the settlement of derivative instruments; partially offset by $98 million of net losses related to valuations of derivative instruments primarily due to changes in underlying interest rates and $24 million of investment write-downs. Approximately $32 million or 33% of the losses related to the valuations of derivative instruments relate to economic hedging instruments that support investments whose valuation changes are reported in shareholders’ equity.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended September 30,					Nine Months Ended September 30,
($ in millions, except per share amounts,	Est.			Percent		Est.			Percent
return data and ratios)	2007	2006	Change	Change		2007	2006	Change	Change

Consolidated Highlights
Revenues	$8,992	$8,738	254	2.9		$27,778	$26,694	1,084	4.1
Net income	978	1,158	(180)	(15.5)		3,876	3,780	96	2.5
Operating income	893	1,191	(298)	(25.0)		3,162	3,767	(605)	(16.1)
Income per diluted share
Net	1.70	1.83	(0.13)	(7.1)		6.41	5.91	0.5	8.5
Operating	1.54	1.88	(0.34)	(18.1)		5.23	5.89	(0.7)	(11.2)
Weighted average shares outstanding (diluted)	585.1	633.9	(48.8)	(7.7)		605.1	639.9	(34.8)	(5.4)
Net shares outstanding						573.6	627.4	(53.8)	(8.6)
Return on equity
Net income						23.2	23.2	—	—	pts.
Operating income						21.2	25.4	—	(4.2	) pts.
Book value per diluted share						37.45	35.08	2.4	6.8
Book value per diluted share, excluding the impact of unrealized net capital gains on fixed income securities						36.71	33.46	3.3	9.7

Property-Liability Highlights
Property-Liability premiums written	$7,075	$7,123	(48)	(0.7)		$20,623	$20,922	(299)	(1.4)
Property-Liability revenues	7,543	7,222	321	4.4		23,060	22,152	908	4.1
Net income	935	1,045	(110)	(10.5)		3,514	3,530	(16)	(0.5)
Underwriting income	617	1,078	(461)	(42.8)		2,508	3,519	(1,011)	(28.7)
Net investment income	474	455	19	4.2		1,482	1,382	100	7.2
Operating income	772	1,067	(295)	(27.6)		2,781	3,378	(597)	(17.7)
Catastrophe losses	343	169	174	103.0		937	531	406	76.5
Ratios:
Allstate Protection loss ratio	65.1	57.3	—	7.8	pts.	63.2	57.2	—	6.0	pts.
Allstate Protection expense ratio	24.8	25.1	—	(0.3	) pts.	24.4	25.0	—	(0.6	) pts.
Allstate Protection combined ratio	89.9	82.4	—	7.5	pts.	87.6	82.2	—	5.4	pts.
Effect of Discontinued Lines and Coverages on combined ratio	1.1	1.7	—	(0.6	) pts.	0.1	0.7	—	(0.6	) pts.
Property-Liability combined ratio	91.0	84.1	—	6.9	pts.	87.7	82.9	—	4.8	pts.
Effect of catastrophe losses on combined ratio	5.0	2.5	—	2.5	pts.	4.6	2.6	—	2.0	pts.
Property-Liability combined ratio excluding effect of catastrophes	86.0	81.6	—	4.4	pts.	83.1	80.3	—	2.8	pts.
Effect of prior year reserve reestimates on combined ratio	0.8	(3.2)	—	4.0	pts.	(1.1)	(3.8)	—	2.7	pts.
Catastrophe losses included in prior year reserve reestimates	(0.8)	0.5	—	(1.3	) pts.	(0.5)	1.1	—	(1.6	) pts.
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	86.0	84.3	—	1.7	pts.	84.7	83.0	—	1.7	pts.

Allstate Financial Highlights
Premiums and deposits	$2,302	$2,531	(229)	(9.0)		$7,817	$9,435	(1,618)	(17.1)
Allstate Financial revenues	1,408	1,477	(69)	(4.7)		4,598	4,431	167	3.8
Net income	70	135	(65)	(48.1)		434	316	118	37.3
Operating income	147	148	(1)	(0.7)		457	452	5	1.1
Gross margin analysis
Investment margin*	293	280	13	4.6		874	847	27	3.2
Benefit margin*	129	116	13	11.2		361	383	(22)	(5.7)
Contract charges and fees*	84	79	5	6.3		251	341	(90)	(26.4)
Gross margin*	$506	$475	31	6.5		$1,486	$1,571	(85)	(5.4)

Investment Highlights
Net Investment Income	1,603	1,554	49	3.2		4,808	4,613	195	4.2
Realized Capital Gains and Losses (Pretax)	121	(61)	182	—		1,137	90	1,047	—
Total Investments						121,129	122,181	(1,052)	(0.9)

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per share data)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Revenues
Property-liability insurance premiums	$6,819	$6,801	0.3	$20,447	$20,537	(0.4)
Life and annuity premiums and contract charges	449	444	1.1	1,386	1,454	(4.7)
Net investment income	1,603	1,554	3.2	4,808	4,613	4.2
Realized capital gains and losses	121	(61)	—	1,137	90	—
Total revenues	8,992	8,738	2.9	27,778	26,694	4.1

Costs and expenses
Property-liability insurance claims and claims expense	4,509	4,012	12.4	12,943	11,879	9.0
Life and annuity contract benefits	371	388	(4.4)	1,185	1,135	4.4
Interest credited to contractholder funds	685	667	2.7	2,007	1,939	3.5
Amortization of deferred policy acquisition costs	1,170	1,160	0.9	3,539	3,522	0.5
Operating costs and expenses	785	726	8.1	2,246	2,252	(0.3)
Restructuring and related charges	2	52	(96.2)	5	171	(97.1)
Interest expense	90	90	—	245	261	(6.1)
Total costs and expenses	7,612	7,095	7.3	22,170	21,159	4.8

Gain (loss) on disposition of operations	6	(1)	—	8	(89)	(109.0)

Income from operations before income tax expense	1,386	1,642	(15.6)	5,616	5,446	3.1

Income tax expense	408	484	(15.7)	1,740	1,666	4.4

Net income	$978	$1,158	(15.5)	$3,876	$3,780	2.5

Net income per share - Basic	$1.70	$1.84		$6.45	$5.95

Weighted average shares - Basic	581.1	629.0		600.5	635.4

Net income per share - Diluted	$1.70	$1.83		$6.41	$5.91

Weighted average shares - Diluted	585.1	633.9		605.1	639.9

Cash dividends declared per share	$0.38	$0.35		$1.14	$1.05

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per share data)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$894	$1,225	(27.0)	$3,165	$3,878	(18.4)
Restructuring and related charges, after-tax	1	34	(97.1)	3	111	(97.3)

Operating income	893	1,191	(25.0)	3,162	3,767	(16.1)

Realized capital gains and losses, after-tax	80	(39)	—	737	61	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	11	16	(31.3)	(4)	40	(110.0)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(9)	11.1	(23)	(28)	17.9
Gain (loss) on disposition of operations, after-tax	2	(1)	—	4	(60)	106.7

Net income	$978	$1,158	(15.5)	$3,876	$3,780	2.5

Income per share - Diluted

Operating income before the impact of restructuring and related charges	$1.54	$1.93	(20.2)	$5.23	$6.06	(13.7)
Restructuring and related charges, after-tax	—	0.05	(100.0)	—	0.17	(100.0)

Operating income	1.54	1.88	(18.1)	5.23	5.89	(11.2)

Realized capital gains and losses, after-tax	0.15	(0.06)	—	1.22	0.09	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.01	0.02	50.0	(0.01)	0.06	(116.7)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.04)	(0.04)	—
Gain (loss) on disposition of operations, after-tax	0.01	—	—	0.01	(0.09)	111.1

Net income	$1.70	$1.83	(7.1)	$6.41	$5.91	8.5

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est.		Est.
($ in millions)	2007	2006	2007	2006

Property-Liability
Premiums written	$7,075	$7,123	$20,623	$20,922

Premiums earned	$6,819	$6,801	$20,447	$20,537
Claims and claims expense (1)	4,509	4,012	12,943	11,879
Amortization of deferred policy acquisition costs	1,025	1,039	3,081	3,088
Operating costs and expenses (1)	667	625	1,910	1,905
Restructuring and related charges (1)	1	47	5	146
Underwriting income	617	1,078	2,508	3,519

Net investment income	474	455	1,482	1,382
Income tax expense on operations	319	466	1,209	1,523

Operating income	772	1,067	2,781	3,378

Realized capital gains and losses, after-tax	163	(22)	733	153
Gain (loss) on disposition of operations, after-tax	—	—	—	(1)

Net income	$935	$1,045	$3,514	$3,530

Catastrophe losses	$343	$169	$937	$531

Operating ratios
Claims and claims expense ratio	66.1	59.0	63.3	57.9
Expense ratio (1)	24.9	25.1	24.4	25.0
Combined ratio (1)	91.0	84.1	87.7	82.9

Effect of catastrophe losses on combined ratio	5.0	2.5	4.6	2.6

Effect of prior year reserve reestimates on combined ratio	0.8	(3.2)	(1.1)	(3.8)

Effect of catastrophe losses included in prior year reserve reestimate	(0.8)	0.5	(0.5)	1.1

Effect of restructuring and related charges on combined ratio	—	0.7	—	0.7

Effect of Discontinued Lines and Coverages on combined ratio	1.1	1.7	0.1	0.7

Allstate Financial
Premiums and deposits	$2,302	$2,531	$7,817	$9,435
Investments	$76,314	$77,125	$76,314	$77,125

Premiums and contract charges	$449	$444	$1,386	$1,454
Net investment income	1,086	1,063	3,212	3,115
Periodic settlements and accruals on non-hedge derivative instruments	12	14	36	44
Contract benefits	371	388	1,185	1,135
Interest credited to contractholder funds	687	671	2,006	1,945
Amortization of deferred policy acquisition costs	160	142	453	491
Operating costs and expenses	113	102	313	349
Restructuring and related charges	1	5	—	24
Income tax expense on operations	68	65	220	217

Operating income	147	148	457	452

Realized capital gains and losses, after-tax	(82)	(19)	—	(89)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	11	16	(4)	40
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(9)	(23)	(28)
Gain (loss) on disposition of operations, after-tax	2	(1)	4	(59)

Net income	$70	$135	$434	$316

Corporate and Other
Net investment income	$43	$36	$114	$116
Operating costs and expenses	95	89	268	259
Restructuring and related charges	—	—	—	1
Income tax benefit on operations	(26)	(29)	(78)	(81)

Operating loss	(26)	(24)	(76)	(63)

Realized capital gains and losses, after-tax	(1)	2	4	(3)

Net loss	$(27)	$(22)	$(72)	$(66)

Consolidated net income	$978	$1,158	$3,876	$3,780

(1)	During the third quarter of 2006, higher lump sum payments to participants of the Company’s pension plans resulted in a non-cash settlement charge totaling $79 million.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Property-Liability Underwriting Summary
Allstate Protection	$688	$1,196	(42.5)	$2,544	$3,652	(30.3)
Discontinued Lines and Coverages	(71)	(118)	39.8	(36)	(133)	72.9
Underwriting income	$617	$1,078	(42.8)	$2,508	$3,519	(28.7)

Allstate Protection Underwriting Summary
Premiums written	$7,075	$7,123	(0.7)	$20,623	$20,921	(1.4)
Premiums earned	$6,819	$6,801	0.3	$20,447	$20,535	(0.4)
Claims and claims expense	4,439	3,897	13.9	12,912	11,752	9.9
Amortization of deferred policy acquisition costs	1,025	1,039	(1.3)	3,081	3,088	(0.2)
Operating costs and expenses	666	622	7.1	1,905	1,897	0.4
Restructuring and related charges	1	47	(97.9)	5	146	(96.6)
Underwriting income	$688	$1,196	(42.5)	$2,544	$3,652	(30.3)

Catastrophe losses	$343	$169	103.0	$937	$531	76.5

Operating ratios
Claims and claims expense ratio	65.1	57.3		63.2	57.2
Expense ratio (1)	24.8	25.1		24.4	25.0
Combined ratio (1)	89.9	82.4		87.6	82.2

Effect of catastrophe losses on combined ratio	5.0	2.5		4.6	2.6

Effect of restructuring and related charges on combined ratio	—	0.7		—	0.7

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$—	$—	—	$—	$1	(100.0)
Premiums earned	$—	$—	—	$—	$2	(100.0)
Claims and claims expense	70	115	(39.1)	31	127	(75.6)
Operating costs and expenses	1	3	(66.7)	5	8	(37.5)
Underwriting (loss) income	$(71)	$(118)	39.8	$(36)	$(133)	72.9

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	1.1	1.7		0.1	0.7

(1)	During the third quarter of 2006, a non-cash settlement charge impacted the expense ratio by 0.7 points and the combined ratio by 1.2 points.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Allstate brand
Standard auto	$4,079	$3,988	2.3	$12,086	$11,813	2.3
Non-standard auto	293	346	(15.3)	914	1,076	(15.1)
Auto	4,372	4,334	0.9	13,000	12,889	0.9

Involuntary auto	18	24	(25.0)	62	95	(34.7)
Commercial lines	175	195	(10.3)	568	644	(11.8)
Homeowners	1,590	1,635	(2.8)	4,346	4,543	(4.3)
Other personal lines	432	424	1.9	1,219	1,238	(1.5)

	6,587	6,612	(0.4)	19,195	19,409	(1.1)
Encompass brand
Standard auto	296	296	—	859	872	(1.5)
Non-standard auto (Deerbrook)	15	23	(34.8)	54	72	(25.0)
Auto	311	319	(2.5)	913	944	(3.3)

Involuntary auto	3	5	(40.0)	14	19	(26.3)
Homeowners	145	156	(7.1)	415	458	(9.4)
Other personal lines	29	31	(6.5)	86	91	(5.5)

	488	511	(4.5)	1,428	1,512	(5.6)

Allstate Protection	7,075	7,123	(0.7)	20,623	20,921	(1.4)

Discontinued Lines and Coverages	—	—	—	—	1	(100.0)

Property-Liability	$7,075	$7,123	(0.7)	$20,623	$20,922	(1.4)

Allstate Protection
Standard auto	$4,375	$4,284	2.1	$12,945	$12,685	2.0
Non-standard auto	308	369	(16.5)	968	1,148	(15.7)
Auto	4,683	4,653	0.6	13,913	13,833	0.6

Involuntary auto	21	29	(27.6)	76	114	(33.3)
Commercial lines	175	195	(10.3)	568	644	(11.8)
Homeowners	1,735	1,791	(3.1)	4,761	5,001	(4.8)
Other personal lines	461	455	1.3	1,305	1,329	(1.8)

	$7,075	$7,123	(0.7)	$20,623	$20,921	(1.4)

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended September 30, 2007 (Est.)
	Number of States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	14	0.5	4.6
Non-standard auto	3	(0.2)	(6.7)
Auto	16	0.5	4.4
Homeowners (4)	16	0.9	3.2

Encompass brand
Standard auto	1	(0.1)	(5.0)
Non-standard auto (Deerbrook)	—	—	—
Auto	1	(0.1)	(5.0)
Homeowners	4	0.5	3.5

	Nine Months Ended September 30, 2007 (Est.)
	Number of States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	24	1.3	4.2
Non-standard auto	8	1.1	5.6
Auto	28	1.3	4.2
Homeowners (4)	31	3.6	5.9

Encompass brand
Standard auto	10	(0.2)	(0.6)
Non-standard auto (Deerbrook)	7	8.1	14.6
Auto	13	0.5	1.5
Homeowners (4)	24	2.3	4.4

(1)

Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products. Rate changes include changes approved based on our net cost of reinsurance. These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.

(2)	Represents the impact in the states where rate changes were approved during 2007 as a percentage of total countrywide prior year-end premiums written.

(3)	Represents the impact in the states where rate changes were approved during 2007 as a percentage of total prior year-end premiums written in those states.

(4)	Includes Washington D.C.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$4,004	$3,909	65.8	59.9	0.5	0.1	24.4	24.4
Non-standard auto	304	353	54.3	56.7	—	(0.6)	23.7	21.2
Auto	4,308	4,262	65.0	59.6	0.5	—	24.3	24.1

Homeowners	1,429	1,418	68.4	49.8	19.8	7.8	24.7	26.1
Other (1)	612	626	63.1	56.6	4.1	2.1	25.3	26.5

Total Allstate brand	6,349	6,306	65.6	57.1	5.2	2.0	24.5	24.8

Encompass brand
Standard auto	283	290	61.5	51.4	0.4	0.3	27.9	29.3
Non-standard auto (Deerbrook)	18	24	66.7	83.3	—	—	33.3	25.0
Auto	301	314	61.8	53.8	0.3	0.3	28.2	29.0

Homeowners	137	143	55.5	65.7	9.5	26.6	30.6	30.1
Other (1)	32	38	37.5	86.9	—	13.2	28.1	26.3

Total Encompass brand	470	495	58.3	59.8	3.0	8.9	28.9	29.1

Allstate Protection	$6,819	$6,801	65.1	57.3	5.0	2.5	24.8	25.1

	Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$11,941	$11,627	64.3	60.3	0.7	0.6	24.0	24.6
Non-standard auto	942	1,102	58.0	56.8	0.2	—	23.0	22.0
Auto	12,883	12,729	63.9	60.0	0.7	0.5	23.9	24.4

Homeowners	4,304	4,369	63.7	49.6	16.6	9.1	24.3	24.9
Other (1)	1,829	1,928	60.2	51.8	4.8	(0.9)	25.5	26.3

Total Allstate brand	19,016	19,026	63.5	56.8	4.7	2.3	24.1	24.7

Encompass brand
Standard auto	850	871	61.2	60.0	0.5	(0.5)	27.0	28.1
Non-standard auto (Deerbrook)	60	75	75.0	81.4	—	—	26.7	29.3
Auto	910	946	62.1	61.7	0.4	(0.4)	27.0	28.2

Homeowners	418	446	53.4	59.6	10.3	17.9	29.9	30.1
Other (1)	103	117	51.5	80.3	2.9	8.5	26.2	29.1

Total Encompass brand	1,431	1,509	58.8	62.5	3.5	5.7	27.8	28.8

Allstate Protection	$20,447	$20,535	63.2	57.2	4.6	2.6	24.4	25.0

(1)	Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.
(2)

Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates. Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended September 30,
	Pretax Reserve Reestimates (1)		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2007	2006	Est. 2007	2006

Auto	$(77)	$(220)	(1.1)	(3.2)
Homeowners	49	(134)	0.7	(2.0)
Other	11	18	0.1	0.3

Allstate Protection (2)	(17)	(336)	(0.3)	(4.9)

Discontinued Lines and Coverages	69	115	1.1	1.7

Property-Liability	$52	$(221)	0.8	(3.2)

Allstate brand	$8	$(321)	0.1	(4.7)
Encompass brand	(25)	(15)	(0.4)	(0.2)

Allstate Protection (2)	$(17)	$(336)	(0.3)	(4.9)

	Nine Months Ended September 30,
	Pretax Reserve Reestimates (1)		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2007	2006	Est. 2007	2006

Auto	$(289)	$(579)	(1.4)	(2.8)
Homeowners	71	(264)	0.4	(1.3)
Other	(33)	(71)	(0.2)	(0.4)

Allstate Protection (3)	(251)	(914)	(1.2)	(4.5)

Discontinued Lines and Coverages	31	127	0.1	0.7

Property-Liability	$(220)	$(787)	(1.1)	(3.8)

Allstate brand	$(184)	$(901)	(0.9)	(4.4)
Encompass brand	(67)	(13)	(0.3)	(0.1)

Allstate Protection (3)	$(251)	$(914)	(1.2)	(4.5)

(1)	Favorable reserve reestimates are shown in parentheses.
(2)

Unfavorable reserve reestimates included in catastrophe losses totaled $57 million in the three months ended September 30, 2007 and favorable reserve reestimates included in catastrophe losses totaled $36 million in the three months ended September 30, 2006.

(3)

Unfavorable reserve reestimates included in catastrophe losses totaled $101 million in the nine months ended September 30, 2007 and favorable reserve reestimates included in catastrophe losses totaled $223 million in the nine months ended September 30, 2006.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Life Products
Interest-sensitive life	$352	$368	(4.3)	$1,070	$1,107	(3.3)
Traditional	98	87	12.6	280	245	14.3
Other	98	84	16.7	279	251	11.2
	548	539	1.7	1,629	1,603	1.6

Annuities
Indexed annuities	152	172	(11.6)	464	566	(18.0)
Fixed deferred annuities	844	1,600	(47.3)	1,981	4,242	(53.3)
Sub-total	996	1,772	(43.8)	2,445	4,808	(49.1)
Fixed immediate annuities	100	123	(18.7)	353	422	(16.4)
Variable annuities	—	—	—	—	678	(100.0)
	1,096	1,895	(42.2)	2,798	5,908	(52.6)

Institutional Products
Funding agreements backing medium-term notes	500	—	—	3,000	1,600	87.5

Bank Deposits	158	97	62.9	390	324	20.4

Total	$2,302	$2,531	(9.0)	$7,817	$9,435	(17.1)

Total excluding variable annuities	$2,302	$2,531	(9.0)	$7,817	$8,757	(10.7)

THE ALLSTATE CORPORATION

INVESTMENT RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006

NET INVESTMENT INCOME
Fixed income securities:
Tax Exempt	$239	$259	$727	$776
Taxable	1,162	1,116	3,435	3,248
Equity securities (1)	74	59	291	225
Mortgage loans	152	136	441	407
Short-term	64	62	174	178
Other	28	30	78	70
Investment income	1,719	1,662	5,146	4,904
Less investment expense	116	108	338	291
Net investment income	$1,603	$1,554	$4,808	$4,613

(1) Includes investment income from alternative investments	$48	$32	$204	$143

REALIZED CAPITAL GAINS AND LOSSES (PRETAX)
Investment write-downs	$(24)	$(16)	$(37)	$(39)
Dispositions	195	97	952	186
Valuation of derivative instruments	(98)	(28)	89	(11)
Settlements of derivative instruments	48	(114)	133	(46)

Realized Capital Gains and Losses (Pretax)	$121	$(61)	$1,137	$90

INVESTMENTS		Sept. 30, 2007 (Est.)	Dec. 31, 2006
Fixed income securities
Available for sale, at fair value
Tax Exempt		$18,833	$20,123
Taxable		78,336	78,197
Total Fixed Income Securities		97,169	98,320
Equity Securities, at fair value (2)		7,811	7,777
Mortgage Loans		10,473	9,467
Short-term		3,869	2,430
Other		1,807	1,763
Total Investments		$121,129	$119,757

(2) Includes alternative investments		2,253	1,626

FIXED INCOME SECURITIES BY TYPE
U.S. government and agencies		$4,365	$4,033
Municipal		24,651	25,608
Corporate		40,363	40,825
Asset-backed securities		9,597	9,211
Commercial mortgage-backed securities		8,317	7,837
Mortgage-backed securities		6,960	7,916
Foreign government		2,856	2,818
Redeemable preferred stock		60	72
Total fixed income securities		$97,169	$98,320

FIXED INCOME SECURITIES BY CREDIT QUALITY
NAIC Rating	Moodys Equivalent

1	Aaa/Aa/A	$72,760	$74,208
2	Baa	18,590	18,742
3	Ba	3,658	3,243
4	B	1,691	1,669
5	Caa or lower	396	356
6	In or near default	74	102

Total		$97,169	$98,320

AMORTIZED COST
Fixed income securities
Available for sale, at amortized cost
Tax Exempt		$18,195	$19,233
Taxable		77,868	76,547
Total Fixed Income Securities		96,063	95,780
Equity Securities, at cost		$6,301	$6,026

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended September 30, 2007 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(5)	$(18)	$(1)	$(24)
Dispositions (1)	226	(30)	(1)	195
Valuation of derivative instruments	(40)	(58)	—	(98)
Settlements of derivative instruments	69	(21)	—	48

Total	$250	$(127)	$(2)	$121

	Nine Months Ended September 30, 2007 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(13)	$(23)	$(1)	$(37)
Dispositions	989	(44)	7	952
Valuation of derivative instruments	32	57	—	89
Settlements of derivative instruments	123	10	—	133

Total	$1,131	$—	$6	$1,137

	Three Months Ended September 30, 2006
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(8)	$(8)	$—	$(16)
Dispositions	61	33	3	97
Valuation of derivative instruments	19	(47)	—	(28)
Settlements of derivative instruments	(106)	(8)	—	(114)

Total	$(34)	$(30)	$3	$(61)

	Nine Months Ended September 30, 2006
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(22)	$(17)	$—	$(39)
Dispositions	309	(118)	(5)	186
Valuation of derivative instruments	22	(33)	—	(11)
Settlements of derivative instruments	(76)	30	—	(46)

Total	$233	$(138)	$(5)	$90

(1)

In the third quarter of 2007, the Company recognized $11 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent was due to strategic asset allocation strategies for Property-Liability and Allstate Financial, as well as ongoing comprehensive reviews of the Property-Liability and Allstate Financial portfolios. The Company identified $1.07 billion of securities which we did not have the intent to hold until recovery to achieve these objectives.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
($ in millions, except par value data)	2007 (Est.)	2006

Assets
Investments
Fixed income securities, at fair value (amortized cost $96,063 and $95,780)	$97,169	$98,320
Equity securities, at fair value (cost $6,301 and $6,026)	7,811	7,777
Mortgage loans	10,473	9,467
Short-term	3,869	2,430
Other	1,807	1,763
Total investments (1)	121,129	119,757

Cash	307	443
Premium installment receivables, net	4,973	4,789
Deferred policy acquisition costs	5,662	5,332
Reinsurance recoverables, net	5,873	5,827
Accrued investment income	1,184	1,062
Deferred income taxes	528	224
Property and equipment, net	1,060	1,010
Goodwill	825	825
Other assets	1,969	2,111
Separate Accounts	15,863	16,174
Total assets	$159,373	$157,554

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,791	$18,866
Reserve for life-contingent contract benefits	12,899	12,786
Contractholder funds	62,741	62,031
Unearned premiums	10,623	10,427
Claim payments outstanding	805	717
Other liabilities and accrued expenses	10,377	10,045
Short-term debt	—	12
Long-term debt	5,640	4,650
Separate Accounts	15,863	16,174
Total liabilities	137,739	135,708

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 574 million and 622 million shares outstanding	9	9
Additional capital paid-in	3,032	2,939
Retained income	32,252	29,070
Deferred ESOP expense	(68)	(72)
Treasury stock, at cost (326 million and 278 million shares)	(14,001)	(11,091)
Accumulated other comprehensive income:
Unrealized net capital gains and losses (2)	1,376	2,074
Unrealized foreign currency translation adjustments	74	26
Net funded status of pension and other postretirement benefit obligation	(1,040)	(1,109)
Total accumulated other comprehensive income	410	991
Total shareholders’ equity	21,634	21,846
Total liabilities and shareholders’ equity	$159,373	$157,554

(1)

Total investments include $41,545 for Property-Liability, $76,314 for Allstate Financial and $3,270 for Corporate and Other investments at September 30, 2007. Total investments include $41,663 for Property-Liability, $75,951 for Allstate Financial and $2,143 for Corporate and Other investments at December 31, 2006.

(2)	Total unrealized gains and losses on the fixed income and equity portfolios were $2.62 billion and $4.29 billion at September 30, 2007 and December 31, 2006, respectively.

Domestic Residential Mortgage-Backed Securities

During the third quarter of 2007, the financial markets experienced liquidity declines, primarily in the residential mortgage and asset-backed commercial paper markets.  Certain other asset-backed and real estate investment markets experienced similar illiquidity, but to a much lesser degree.  After gaining assurance as to the reasonableness of our vendor pricing services, we have been able to continue to value our portfolio of securities based upon independent market quotations.

At September 30, 2007, we did not record any investment write-downs related to our sub-prime residential mortgage-backed securities (“sub-prime RMBS”), asset-backed debt obligations (“ABS CDOs”) or Alt-A residential mortgage-backed securities.  We do not currently expect any other-than-temporary impairments of these securities.  In addition, based on our analysis and the seniority of our securities’ claim on the underlying collateral, we currently expect to receive all payments on these securities in accordance with their original contractual terms.  There have not been any downgrades in the ratings of these securities since September 30, 2007, and we currently do not anticipate any downgrades to below investment grade in the sub-prime RMBS or Alt-A portfolios.

	Ratings to Fair Value(1)
As of September 30, 2007					Ba or	Amortized	Gross Unrealized		Fair	% to Total
($ in millions)	Aaa	Aa	A	Baa	lower	Cost	Gains	Losses	Value	Investments
Sub-prime RMBS	70.9%	22.5%	6.6%	—	—	$4,643	$1	$(226)	$4,418	3.6%
ABS CDOs	67.2%	26.2%	4.5%	0.6%	1.5%	138	—	(54)	84	0.1
Total sub-prime securities						$4,781	$1	$(280)	$4,502	3.7%

Alt-A	95.0%	3.7%	1.3%	—	—	$1,345	$8	$(18)	$1,335	1.1%

(1) Ratings are based on the lower of Moody’s or Standard & Poor’s.

Sub-Prime Securities

We have $4.50 billion of investment grade securities included in our asset-backed fixed income securities that are backed by debt obligations arising from residential mortgage-backed securities that are considered sub-prime and asset-backed collateralized debt obligations.  Virtually all of our investments carry the two highest credit ratings.

•                  During the third quarter of 2007, we collected $247 million of principal repayments on our sub-prime RMBS consistent with the expected cash flows.  These repayments represent more than 5% of the amortized cost of our outstanding sub-prime RMBS portfolio at June 30, 2007.

•                  Five second lien sub-prime RMBS with a value of $84 million were downgraded within the investment grade ratings.

•                  During the third quarter of 2007, we acquired $145 million of sub-prime RMBS and sold $48 million, recognizing a loss of $4 million.

•                  $2.66 billion or 60.2% of the sub-prime RMBS securities were issued during 2006 and 2007, with 85.4% of these securities rated Aaa, 12.9% rated Aa and 1.7% rated A.

•                  $964 million or 30.7% of the sub-prime RMBS Aaa securities are currently insured by 6 bond insurers.

•                  The expected weighted average life of our 2006 and 2007 sub-prime RMBS portfolio was estimated to be approximately 3.25 to 3.75 years at origination.  As the underlying mortgages are repaid, it is expected that the weighted average life at origination will lengthen.

•                  At June 30, 2007, net unrealized losses on sub-prime RMBS totaled $37 million and were comprised of $4 million of unrealized gains and $41 million of unrealized losses.

ABS CDOs are securities collateralized by a variety of residential mortgage-backed and other securities, which may include sub-prime RMBS.

•                  During the third quarter of 2007, $25 million of a Aaa rated tranche of one ABS CDO was liquidated and we received full return of principal and interest, and one ABS CDO with a value of $1 million was downgraded from A to Ba.

•                  At June 30, 2007, unrealized losses on ABS CDOs totaled $7 million.

Alt-A Mortgage-backed Securities

Included in our mortgage-backed fixed income securities are Alt-A mortgage-backed securities at fixed or variable rates.  Our Alt-A mortgage-backed securities include certain securities that are collateralized by residential mortgage loans issued to borrowers with stronger credit profiles than sub-prime borrowers, but who do not qualify for prime financing terms due to high loan-to-value ratios or limited supporting documentation.

•                  During the third quarter of 2007, we opportunistically acquired $233 million of Alt-A securities below par, which are rated Aaa, and sold $72 million, recognizing a loss of $1 million.

•                  $734 million or 55.0% of the Alt-A securities were issued during 2006 and 2007.

•                  At June 30, 2007, net unrealized losses on Alt-A totaled $5 million, which were comprised of $2 million of unrealized gains and $7 million of unrealized losses.

Discontinued Lines and Coverages Reserves

The Discontinued Lines and Coverages segment includes results from insurance coverage that we no longer write and results for certain commercial and other businesses in run-off.  Our exposure to asbestos, environmental and other discontinued lines claims is reported in this segment.  We have assigned management of this segment to a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification.  As part of its responsibilities, this group is also regularly engaged in policy buybacks, settlements and reinsurance assumed and ceded commutations.

Summarized underwriting results for the three months and nine months ended September 30, are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2007	2006	2007	2006
Premiums written	$—	$—	$—	$1
Premiums earned	—	—	—	2
Claims and claims expense	(70)	(115)	(31)	(127)
Operating costs and expenses	(1)	(3)	(5)	(8)
Underwriting loss	$(71)	$(118)	$(36)	$(133)

Underwriting losses of $71 million in the third quarter of 2007 were primarily related to a $6 million unfavorable reestimate of asbestos reserves and a $63 million unfavorable reestimate of environmental reserves.  In the third quarter of 2006, unfavorable asbestos reserve reestimates totaled $86 million and unfavorable environmental reserve reestimates totaled $10 million.

During the quarter, we completed our annual review to evaluate and establish asbestos, environmental and other discontinued lines reserves.  Reserves are recorded in the reporting period in which they are determined.  Using established industry and actuarial best practices and assuming no change in the regulatory or economic environment, this detailed and comprehensive “ground up” methodology determines reserves based on assessments of the characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by policyholders.

Our net asbestos reserves by type of exposure and total reserve additions are shown in the following table.

	September 30, 2007			December 31, 2006
($ in millions)	Active Policyholders	Net Reserves	% of Reserves	Active Policyholders	Net Reserves	% of Reserves
Direct policyholders(1)
-Primary	52	$13	1%	47	$15	1%
-Excess	337	227	17	340	214	16
Total	389	240	18%	387	229	17%
Assumed reinsurance		220	16		203	15
Incurred but not reported (“IBNR”) claims		878	66		943	68
Total net reserves		$1,338	100%		$1,375	100%

Reserve additions		$6			$86

Net survival ratio(2)
-Annual		20.9			16.4
-3-Year		10.3			10.5

Net survival ratio excluding commutations, policy buy-backs and settlement agreements(2)
-Annual		24.6			24.8
-3-Year		24.2			25.1

(1)

During the first nine months of 2007, 15 direct primary and excess policyholders reported new claims, and claims of 13 policyholders were closed, so the number of direct policyholders with active claims increased by 2.

(2)	Our survival ratios are at levels we consider indicative of a strong asbestos reserve position.

Reserve additions for asbestos totaling $6 million in the third quarter of 2007 were primarily for products-related coverage.  We continue to be encouraged that the pace of industry claim activity has slowed, reflecting various state legislative actions and increased legal scrutiny of the legitimacy of claims.  Incurred but not reported claims (IBNR) now represent 66% of total net asbestos reserves, two points lower than at December 31, 2006.  IBNR provides for estimated probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new policyholders and ceding companies.  In the third quarter of 2006, our review resulted in reserve additions totaling $86 million primarily for products-related coverage.

For environmental exposures, our “ground up” review resulted in $63 million of unfavorable reserve reestimates.  The increase represents increased claim activity related to site-specific remediations where the clean-up cost estimates and responsibility for the clean-up have been more fully determined.  This increased claim activity over prior estimates has also resulted in an increased estimate for future claims reported.  IBNR now represents 54% of total net environmental reserves, two points higher than at December 31, 2006.  Our net environmental reserves totaled $248 million at September 30, 2007.  In the third quarter of 2006, our review resulted in $10 million of unfavorable reserve reestimates related to existing active claims.

As of September 30, 2007, the allowance for uncollectible reinsurance was $185 million, or approximately 16% of total recoverables from reinsurers in the Discontinued Lines and Coverages segment.

We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, assuming no change in the legal, legislative or economic environment.

Definitions of GAAP Operating Ratios and Impacts of Specific Items on the GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of deferred acquisition costs (“DAC”), operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.  This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned.  This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, including to enhance or maintain investment margin*, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income to assess our performance. We use adjusted measures of operating income and operating income per diluted share in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and nine months ended September 30, 2007 and 2006.

For the three months ended	Property-Liability		Allstate Financial		Consolidated		Per diluted share
September 30, ($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$772	$1,067	$147	$148	$893	$1,191	$1.54	$1.88
Realized capital gains and losses	250	(34)	(127)	(30)	121	(61)
Income tax (expense) benefit	(87)	12	45	11	(41)	22
Realized capital gains and losses, after-tax	163	(22)	(82)	(19)	80	(39)	0.15	(0.06)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	11	16	11	16	0.01	0.02
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after- tax	—	—	(8)	(9)	(8)	(9)	(0.01)	(0.01)
Gain (loss) on disposition of operations, after-tax	—	—	2	(1)	2	(1)	0.01	—
Net income	$935	$1,045	$70	$135	$978	$1,158	$1.70	$1.83

For the nine months ended	Property-Liability		Allstate Financial		Consolidated		Per diluted share
September 30, ($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$2,781	$3,378	$457	$452	$3,162	$3,767	$5.23	$5.89
Realized capital gains and losses	1,131	233	—	(138)	1,137	90
Income tax (expense) benefit	(398)	(80)	—	49	(400)	(29)
Realized capital gains and losses, after-tax	733	153	—	(89)	737	61	1.22	0.09
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(4)	40	(4)	40	(0.01)	0.06
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after- tax	—	—	(23)	(28)	(23)	(28)	(0.04)	(0.04)
Gain (loss) on disposition of operations, after-tax	—	(1)	4	(59)	4	(60)	0.01	(0.09)
Net income	$3,514	$3,530	$434	$316	$3,876	$3,780	$6.41	$5.91

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios:  the combined ratio and the effect of catastrophes on the combined ratio. The most directly comparable GAAP measure is the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses. These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business. A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio. The most directly comparable GAAP measure is the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates. These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates. The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business. A reconciliation of combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. Return on equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average shareholder’s equity excluding the effect of unrealized net capital gains for the denominator as a representation of shareholder’s equity primarily attributable to the Company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income and return on equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on equity because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management: the after-tax effects of realized and unrealized capital gains and losses, and the cumulative effect of change in accounting principle. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on equity from return on equity is the transparency and understanding of their significance to return on equity variability and profitability while recognizing these or similar items may recur in subsequent periods. Therefore, we believe it is useful for investors to have operating income return on equity and return on equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s utilization of capital. Operating income return on equity should not be considered as a substitute for net income and does not reflect the overall profitability of our business. The following table shows the reconciliation.

($ in millions)	For the twelve months ended September 30,
	Est. 2007	2006
Return on equity
Numerator:
Net income	$5,089	$4,821
Denominator:
Beginning shareholders’ equity	22,200	19,419
Ending shareholders’ equity (1)	21,634	22,200
Average shareholders’ equity	$21,917	$20,810
Return on equity (1)	23.2%	23.2%

	For the twelve months ended September 30,
	Est. 2007	2006
Operating income return on equity
Numerator:
Operating income	$4,283	$4,742

Denominator:
Beginning shareholders’ equity	22,200	19,419
Unrealized net capital gains	1,961	2,301
Adjusted beginning shareholders’ equity	20,239	17,118
Ending shareholders’ equity	21,634	22,200
Unrealized net capital gains	1,376	1,961
Adjusted ending shareholders’ equity	20,258	20,239
Average adjusted shareholders’ equity	$20,249	$18,679
Operating income return on equity	21.2%	25.4%

(1)	The net funded status of our pension and other postretirement benefit plans increased return on equity by 0.5 points as of September 30, 2007.

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of September 30,
($in millions, except per share data)	Est. 2007	2006
Book value per share
Numerator:
Shareholders’ equity (1)	$21,634	$22,200
Denominator:
Shares outstanding and dilutive potential shares outstanding	577.7	632.9
Book value per share (1)	$37.45	$35.08

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$21,634	$22,200
Unrealized net capital gains on fixed income securities	424	1,023
Adjusted shareholders’ equity	$21,210	$21,177
Denominator:
Shares outstanding and dilutive potential shares outstanding	577.7	632.9
Book value per share, excluding unrealized net capital gains on fixed income securities	$36.71	$33.46

(1)	The net funded status of our pension and other postretirement benefit plans reduced book value per share by $1.80 as of September 30, 2007.

Gross margin*, a non-GAAP measure that is a component of our net income analysis for Allstate Financial, includes:

•                  Life and annuity premiums,

•                  Contract charges,

•                  Net investment income,

•                  Contract benefits,

•                  Interest credited to contractholder funds, excluding amortization of DSI reported in interest credited to contractholder funds. DSI is aggregated with DAC amortization expense in the analysis since it impacts net income in a consistent manner, and

•                  Periodic settlements and accruals on certain non-hedge derivative instruments (see additional discussion under “investment margin”) reported as realized capital gains and losses.

Gross margin is further divided into three components, investment margin*, benefit margin*, and contract charges and fees margin*, in order to reveal trends that are otherwise difficult to observe in the consolidated statement of operations. Each is a non-GAAP measure.

We use gross margin, its components, and other analysis presented below, to more effectively analyze changes in net income and to reveal more of the underlying financial performance of our business, including each of our major product groups. This analysis enables investors to also observe trends and variability in net investment results, underwriting results, and contract charges which would not otherwise be determinable. This analysis:

•                  Assists investors in understanding the sources of earnings and causes of periodic variability between periods;

•                  Provides insights into changes in profitability due to changes in revenues and related incurred benefits;

•                  Highlights operating trends that might otherwise not be transparent;

•                  Helps reveal the reasonableness of our pricing assumptions; and

•                  Facilitates a better understanding of our financial performance.

Gross margin measures the excess of life and annuity premiums, contract charges and net investment income over the cost of contract benefits and interest credited to reserves and contractholder funds.  This excess amount is available to cover our expenses (including the amortization of deferred policy acquisition costs) and income taxes. We believe it is important for investors and other users of our financial statements to effectively analyze and determine if our revenues are sufficient to cover expenses. Gross margin, investment margin, benefit margin and contract charges and fees margin are supplemental analyses presented to enable more effective review of changes in net income and should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin, investment margin, benefit margin and contract charges and fees margin are only components of net income and exclude other important components of net income. These other items are also presented in the analysis and discussion below in a manner designed to supplement and explain the consolidated statement of operations and variability in net income.

Investment margin is our measure of net investment results. The contribution of net investment results are difficult to observe in the consolidated statement of operations. Net investment income is earned on invested assets supporting both the reserves for life-contingent contract benefits and contractholder funds and related capital. Net investment income supports the increases in the reserves for life-contingent contract benefits and contractholder funds that relate to interest credited to policyholders, which are reported on the consolidated statements of operations in contract benefits and interest credited to contractholder funds, respectively. The implied interest on life-contingent contract benefits is reported in contract benefits and must be calculated to determine its charge to net investment results. Furthermore, since net investment income and interest credited to contractholder funds fluctuate with changes in market interest rates, they should be evaluated together, with implied interest credited to life-contingent contracts, so that their impact on net income can be more fully understood. The net effect of these items results in the impact of investment margin on net income.

Investment margin represents the excess (“spread”) of net investment income and periodic settlements and accruals on certain non-hedge derivative instruments over interest credited to contractholder funds and the implied interest credited on life-contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We utilize certain derivative instruments as economic hedges of investments or contractholder funds and to replicate fixed income securities. These instruments do not qualify for hedge accounting or are not designated as hedges for accounting purposes. Such derivatives are accounted for at fair value, and reported in realized capital gains and losses. Periodic settlements and accruals on these derivative instruments are included as a component of investment margin, consistent with their intended use to enhance or maintain investment income and margin, and together with the economically hedged investments or product attributes (e.g. net investment income or interest credited to contractholder funds) or replicated investments, to appropriately reflect trends in product performance. Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin. We use investment margin to evaluate Allstate Financial’s profitability related to the difference (“spread”) between investment returns on assets supporting certain products and the amounts credited to customers during a fiscal period.

Benefit margin is our measure of underwriting results. The net contribution of underwriting results is also difficult to observe in the consolidated statement of operations making it difficult to determine its impact on net income. Although all premiums earned are included in underwriting results, only those contract charges related to insurance coverage purchased by the policyholder are attributed to underwriting results. Underwriting results are charged with all contract benefits excluding the implied interest on life-contingent contract benefits. The net effect of these items results in the impact of benefit margin on net income.

Benefit margin represents the excess of life, accident and health, and life-contingent immediate annuity premiums, cost of insurance contract charges and, prior to the disposal of substantially all of our variable annuity business through reinsurance, variable annuity contract charges for contract guarantees over certain contract benefits. These contract benefits include benefits paid for life-contingent contract benefits and benefits in excess of existing contractholder funds and changes in reserves for life-contingent contract benefits and exclude the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

Contract charges and fees margin is comprised primarily of surrender charges and maintenance expense fees, and excludes cost of insurance contract charges and, prior to the disposal of substantially all of our variable annuity business through reinsurance, variable annuity contract charges for contract guarantees which are both included in benefit margin.

Changes in other components of net income including the amortization of DAC and DSI, operating costs and expenses, restructuring expenses, income tax expense, the effects of realized capital gains and losses including the related amortization of DAC and DSI after tax, and gain (loss) on disposition of operations after tax are analyzed separately since they directly affect net income. The effects of realized capital gains and losses and gain (loss) on disposition of operations are presented net of tax to reveal their effect on net income to investors. Income tax expense excludes the amount shown net against realized capital gains and losses and related DAC and DSI amortization and gain (loss) on disposition of operations to clarify its proportional contribution to the remaining components of net income.

Gross margin is best considered in its context as a component of net income and is presented as such and is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Life and annuity premiums and contract charges	$449	$444	$1,386	$1,454
Net investment income	1,086	1,063	3,212	3,115
Periodic settlements and accruals on non-hedge derivative instruments	12	14	36	44
Contract benefits	(371)	(388)	(1,185)	(1,135)
Interest credited to contractholder funds (1)	(670)	(658)	(1,963)	(1,907)
Gross margin	506	475	1,486	1,571
Amortization of DAC and DSI (1)	(177)	(155)	(496)	(529)
Operating costs and expenses	(113)	(102)	(313)	(349)
Restructuring and related charges	(1)	(5)	—	(24)
Income tax expense	(68)	(65)	(220)	(217)
Realized capital gains and losses, after-tax	(82)	(19)	—	(89)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	11	16	(4)	40
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(9)	(23)	(28)
Gain (loss) on disposition of operations, after-tax	2	(1)	4	(59)
Allstate Financial net income	$70	$135	$434	$316

(1)

For purposes of calculating gross margin, amortization of DSI is excluded from interest credited to contractholder funds and aggregated with amortization of DAC due to the similarity in the substance of the two items. Amortization of DSI totaled est. $(15) million and $(9) million in the three months ended September 30, 2007 and 2006, respectively, and est. $(44) million and $(32) million in the first nine months of 2007 and 2006, respectively.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended September 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006

Life and annuity premiums	$—	$—	$199	$211	$—	$—	$199	$211
Contract charges	—	—	166	154	84	79	250	233
Net investment income	1,086	1,063	—	—	—	—	1,086	1,063
Periodic settlements and accruals on non-hedge derivative instruments	12	14	—	—	—	—	12	14
Contract benefits	(135)	(139)	(236)	(249)	—	—	(371)	(388)
Interest credited to contractholder funds (1)	(670)	(658)	—	—	—	—	(670)	(658)
	$293	$280	$129	$116	$84	$79	$506	$475

	Nine Months Ended September 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006

Life and annuity premiums	$—	$—	$651	$631	$—	$—	$651	$631
Contract charges	—	—	484	482	251	341	735	823
Net investment income	3,212	3,115	—	—	—	—	3,212	3,115
Periodic settlements and accruals on non-hedge derivative instruments	36	44	—	—	—	—	36	44
Contract benefits	(411)	(405)	(774)	(730)	—	—	(1,185)	(1,135)
Interest credited to contractholder funds (1)	(1,963)	(1,907)	—	—	—	—	(1,963)	(1,907)
	$874	$847	$361	$383	$251	$341	$1,486	$1,571

(1)

For purposes of calculating gross margin, amortization of DSI is excluded from interest credited to contractholder funds and aggregated with amortization of DAC due to the similarity in the substance of the two items. Amortization of DSI totaled est. $(15) million and $(9) million in the three months ended September 30, 2007 and 2006, respectively, and est. $(44) million and $(32) million in the first nine months of 2007 and 2006, respectively.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Premiums written	$7,075	$7,123	$20,623	$20,922
Increase in Property-Liability unearned premiums	(277)	(352)	(199)	(609)
Other	21	30	23	224
Premiums earned	$6,819	$6,801	$20,447	$20,537

Premiums and deposits* is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Premiums and deposits excluding variable annuities	$2,302	$2,531	$7,817	$8,757
Variable annuity deposits (2)	—	—	—	678
Total premiums and deposits	2,302	2,531	7,817	9,435
Deposits to contractholder funds	(2,072)	(2,288)	(7,081)	(8,137)
Deposits to separate accounts	(33)	(32)	(100)	(680)
Change in unearned premiums and other adjustments	2	—	15	13
Life and annuity premiums (1)	$199	$211	$651	$631

(1)

Life and annuity contract charges in the amount of est. $250 million and $233 million for the three months ended September 30, 2007 and 2006, respectively, and est. $735 million and $823 million for the nine months ended September 30, 2007 and 2006, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

(2)	Disposed through reinsurance effective June 1, 2006.

New sales of financial products by Allstate exclusive agencies* is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank, sales of Allstate Financial-issued variable annuities, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities. New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies. New sales of financial products by Allstate exclusive agencies for the three months and nine months ended September 30, 2007 and 2006 are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Allstate Financial products (excluding variable annuities)	$275	$315	$733	$892
Allstate Financial variable annuities (1)	2	60	22	266
Non-affiliated products	427	203	1,275	577
Total	$704	$578	$2,030	$1,735

(1)

Disposed through reinsurance effective June 1, 2006. Allstate Financial variable annuities continue to be issued during the transition period of this reinsurance agreement, which is expected to be 24 months or less.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2007 and our expectation for write-downs, payments and rating changes in sub-prime and Alt-A securities portfolios. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2007, may be materially less than projected. Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect. In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected. Efforts to recover the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to resistance by regulators or non-renewal decisions by policyholders resulting in a lower amount of insurance in force.

•                  Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.

•                  Changes in mortgage delinquency rates, bond insurer strength, and the quality of service provided by service providers on securities in our sub-prime RMBS, ABS CDO and Alt-A portfolios could lead us to reconsider our payment outlook and determine that write-downs are appropriate in the future.

•                  Rating agencies’ ratings of sub-prime RMBS and Alt-A mortgage-backed securities could change due to, for example, a change in their ratings methodology and surveillance procedures, a perceived increase in the risk of default related to housing fundamentals or other developments that have a negative impact on the quality of the underlying mortgages.

We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,600 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

Contact:
Rich Halberg	Robert Block, Larry Moews, Phil Dorn
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

###